SHAREHOLDER LETTER Q3 2022

Q3 2022

Q3 2022 Results

	Q3
(in millions, except percentages)	2021	2022	YoY Change

Revenue	$152.7	$89.0	(42)%
Transaction Value [1]	$255.1	$146.7	(42)%

Gross Profit	$24.7	$12.7	(49)%
Contribution [1]	$26.2	$15.5	(41)%

Net (Loss)	$(4.3)	$(21.2)	n/m
Adjusted EBITDA [1]	$13.8	$2.2	(84)%

n/m - Not Meaningful
__________________
1.See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics used in this shareholder letter.

Q3 2022

Executive Summary
Challenging conditions in the personal auto insurance industry continue to pressure property and casualty (P&C) carrier underwriting profitability and in turn customer acquisition investments on our platform. Although we exceeded our guidance ranges, our Transaction Value declined 42% year over year, driven by a 53% decline in our P&C vertical. In spite of these difficult conditions, we were able to generate positive free cash flow and pay down $17.4 million of debt during the quarter, which underscores the efficiency and resiliency of our business model.

Just over a year into the auto insurance hard market cycle, the underwriting environment remains challenging for P&C carriers, as inflation continues to drive higher claims costs and some states remain slow to approve premium increases. In addition, Hurricane Ian further exacerbated pressures on near-term underwriting profitability. As a result, we anticipate a near-term pullback in marketing spend by P&C insurers during the fourth quarter as they continue to focus on improving full-year underwriting profitability. In turn, we expect fourth quarter Transaction Value in our P&C insurance vertical to decline year over year by a similar percentage as in the third quarter. We continue to expect a resumption of growth in marketing investment by P&C carriers when their underwriting profitability improves and as consumer shopping activity increases due to higher renewal premiums on auto policies.

As industry conditions improve and P&C carriers refocus on customer acquisition, we expect two core advantages of our marketplace—scalability and measurability—to once again work in our favor. The scalability of our platform enables P&C carriers to quickly increase spending as they aggressively return to growth. Furthermore, we expect the power of our platform, which enables carriers to measure the expected profitability of each new policy sale, to be an important competitive advantage in an environment where carriers are seeing improving profitability. We continue to expect that we will outgrow our peers coming out of the current downturn and beyond as carriers continue to shift to a direct-to-consumer model and allocate a higher share of their marketing budgets to digital platforms.

Turning to our Health insurance vertical, third quarter results were in line with our expectations. Encouragingly, the Inflation Reduction Act, which was signed into law during the quarter, included an extension of the Affordable Care Act (ACA) health plan subsidies, which had been set to expire at the end of the year, through 2025. Click volumes continued to perform better than call and lead volumes during the quarter, and we remain the industry leader in powering the unassisted online enrollment channel. We expect Transaction Value to be down slightly year over year as robust spend from our carrier partners is offset by lower spend from brokers. We remain as optimistic as ever about the long-term growth trajectory of our Health vertical, as an increasing share of health and Medicare insurance customers shop for and purchase insurance online.

We are maintaining our disciplined focus on expenses, which benefited our third quarter results. Expenses were favorable to our expectations, and our year-over-year expense growth rate continues to moderate as public company costs stabilize and we seek efficiencies across the business. Despite the worst P&C insurance market environment in recent memory, we generated positive free cash flow and had significant headroom relative to our debt covenants in the third quarter, and we expect to end the year in a similar position.

While this has been a difficult year for MediaAlpha, our P&C insurance customers, and our shareholders, we remain confident regarding our growth prospects as the cyclical recovery in the P&C insurance industry occurs and the secular shift to online shopping across our insurance verticals continues.

Q3 2022

Financial Discussion - Transaction Value and Revenue Metrics
Transaction Value declined 42% year over year to $146.7 million in Q3 2022, driven primarily by a 53% decline in the P&C vertical as carriers continue to limit their marketing investments due to underwriting profitability concerns. Transaction Value represents the total gross investment in customer acquisition executed by our partners on our platform and is one of the key metrics that reflects our ability to drive value for our partners and increase our share of wallet as budgets increasingly migrate online.

Transaction Value generated from our insurance verticals was $140.9 million in Q3 2022, down 41% year over year.
Transaction Value from our P&C insurance vertical declined 53% year over year to $83.2 million, driven by underwriting profitability concerns of carriers due to higher-than-expected loss severity caused by elevated vehicle repair and replacement costs and overall inflationary pressures. In response, many of our carrier partners have continued to significantly reduce their customer acquisition spending year over year to protect their profitability.
Transaction Value from our Health insurance vertical declined 5% year over year to $46.2 million, due primarily to a tough comp from the prior year driven by extended enrollment periods that ran through August 15, 2021, and to weak demand for Medicare leads and calls, particularly from brokers.
Transaction Value from our Life insurance vertical declined 13% year over year to $11.6 million, as mortality concerns related to COVID continued to ease and shopping activity decreased.
Transaction Value from our Other vertical, which includes travel, education, and consumer finance, declined 67% year over year to $5.8 million, driven by the wind down of our education vertical, which was completed as of the beginning of Q3 2022. Additionally, our consumer finance vertical faced headwinds as mortgage and refinance activity declined due to rising interest rates, with Transaction Value down 55% year over year.

Q3 2022

We generated $89.0 million of total revenue in Q3 2022, down 42% year over year, driven by lower revenue from our P&C insurance vertical.

Revenue by Vertical
($ in millions)
$190
$58
$123
$174
$36
$126
$157
$34
$109
$153
$34
$105
$162
$73
$78
$143
$42
$87
$103
$33
$58
$89
$33
$44
Q4'20
Q1'21
Q2'21
Q3'21
Q4'21
Q1'22
Q2'22
Q3'22
Property & Casualty insurance
Health insurance
Life insurance
Other

Revenue from our P&C insurance vertical declined 58% year over year to $43.8 million in Q3 2022, driven by lower marketing budgets from the largest carriers due to the aforementioned profitability concerns, as well as a higher mix of transactions via our Private Marketplaces. This was driven by a larger share of transactions on our platform coming from our largest P&C demand partner, which utilizes our Private Marketplace option more extensively than average. While we recognize the full amount of Transaction Value from Open Marketplace transactions as revenue, in Private Marketplace transactions we recognize only our platform fee as revenue.
Revenue from our Health insurance vertical declined 2% year over year to $33.4 million in Q3 2022, driven by reduced demand from carriers and brokers for under 65 Health and Medicare customers, due to the aforementioned tough comps and weakened demand for Medicare leads and calls.
Revenue from our Life insurance vertical declined 7% year over year to $7.0 million in Q3 2022, as mortality concerns related to COVID continued to ease and shopping activity decreased.

Q3 2022

Revenue from our Other vertical, which consists of travel, education, and consumer finance, declined 21% year over year to $4.8 million in Q3 2022, driven by the aforementioned declines in our education and consumer finance verticals. Revenue declined by a significantly lower percentage than Transaction Value due to our education vertical transacting primarily on the Private Marketplace, where revenue is recognized on a net basis.

Q3 2022

Financial Discussion - Profitability
Gross profit was $12.7 million in Q3 2022, a year-over-year decline of 49%. Contribution, which generally represents revenue less revenue share payments and online advertising costs, was $15.5 million in Q3 2022, a year-over-year decrease of 41%. Contribution Margin was 17.4% in Q3 2022, compared with 17.1% in Q3 2021. The increase in margin was driven primarily by an increasing mix of Transaction Value coming from Supply and Demand Partners who transact via Private Marketplace deployments.
Net loss was $21.2 million in Q3 2022, compared with $4.3 million in Q3 2021, driven primarily by the $10.7 million year-over-year decrease in Contribution, an $8.6 million impairment charge in Q3 2022 related to a cost method investment, and year-over-year increase of $1.4 million in personnel expenses, offset in part by a $3.7 million gain on the remeasurement of the contingent consideration for the CHT acquisition.
Adjusted EBITDA was $2.2 million in Q3 2022, a year-over-year decrease of 84%. Adjusted EBITDA margin was 2.4%, compared with 9.0% in Q3 2021. The decrease was due primarily to the the year-over-year decreases in revenue and Contribution as well as higher personnel-related costs.

Q3 2022

Financial Discussion - Q4 2022 Outlook 1

	Q4 2022
Transaction Value [2]	$155 million	-	$170 million
Y/Y Growth	(37)%		(31)%

Revenue	$110 million	-	$120 million
Y/Y Growth	(32)%		(26)%

Adjusted EBITDA [2]	$5.0 million	-	$7.0 million
Y/Y Growth	(62)%		(47)%
Our guidance for Q4 2022 reflects a near-term pullback in marketing spend by P&C insurers during the fourth quarter as they continue to focus on improving full-year underwriting profitability. As a result, we expect fourth quarter Transaction Value in our P&C insurance vertical to decline year over year by a similar percentage as in the third quarter. In our Health vertical, we expect Transaction Value to be down slightly year over year as robust spend from our carrier partners is offset by lower spend from brokers.
Transaction Value: For Q4 2022, we expect Transaction Value to be in the range of $155 million - $170 million, a year-over-year decrease of 34% at the midpoint.
Revenue: For Q4 2022, we expect revenue to be in the range of $110 million - $120 million, a year-over-year decrease of 29% at the midpoint.
Adjusted EBITDA: For Q4 2022, we expect Adjusted EBITDA to be between $5.0 million and $7.0 million, a year-over-year decrease of 55% at the midpoint. We expect Adjusted EBITDA to decline year over year in Q4 2022 at a greater rate than Transaction Value and revenue due to the increases in our headcount and operating expenses over the last year. We are projecting our operating expenses excluding non-cash items to be $1.2 million to $1.7 million higher than Q3 2022 levels, driven by both temporary and seasonal increases in non-headcount operating expenses.

Thank you,

Steve Yi	Patrick Thompson
Chief Executive Officer, President and Co-Founder	Chief Financial Officer & Treasurer
1 With respect to the Company’s projection of Adjusted EBITDA under “Financial Discussion – Q4 2022 Outlook”, MediaAlpha is not providing a reconciliation of Adjusted EBITDA to net income (loss) because the Company is unable to predict with reasonable certainty the reconciling items that may affect net income (loss) without unreasonable effort, including equity-based compensation, transaction expenses and income tax expense. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, the GAAP measures for the applicable period.
2 See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics used in this shareholder letter.

Q3 2022

Key Business and Operating Metrics and Non-GAAP Financial Measures
In addition to traditional financial metrics, we rely upon certain business and operating metrics that are not presented in accordance with GAAP to estimate the volume of spending on our platform, estimate and recognize revenue, evaluate our business performance and facilitate our operations. Such business and operating metrics should not be considered in isolation from, or as an alternative to, measures presented in accordance with GAAP and should be considered together with other operating and financial performance measures presented in accordance with GAAP. Also, such business and operating metrics may not necessarily be comparable to similarly titled measures presented by other companies.
Transaction Value
We define “Transaction Value” as the total gross dollars transacted by our partners on our platform. Transaction Value is a driver of revenue, with differing revenue recognition based on the economic relationship we have with our partners. Our partners use our platform to transact via Open and Private Marketplace transactions. In our Open Marketplace model, Transaction Value is equal to revenue recognized and revenue share payments to our supply partners represent costs of revenue. In our Private Marketplace model, revenue recognized represents a platform fee billed to the demand partner or supply partner based on an agreed-upon percentage of the Transaction Value for the Consumer Referrals transacted, and accordingly there are no associated costs of revenue. We utilize Transaction Value to assess revenue and to assess the overall level of transaction activity through our platform. We believe it is useful to investors to assess the overall level of activity on our platform and to better understand the sources of our revenue across our different transaction models and verticals.
The following table presents Transaction Value by platform model for the three months ended September 30, 2022 and 2021:

	Three Months Ended September 30,
(in thousands)	2022	2021
Open Marketplace transactions	$86,279	$147,800
Percentage of total Transaction Value	58.8%	57.9%
Private Marketplace transactions	60,438	107,290
Percentage of total Transaction Value	41.2%	42.1%
Total Transaction Value	$146,717	$255,090
The following table presents Transaction Value by platform model for the nine months ended September 30, 2022 and 2021:

	Nine Months Ended September 30,
(in thousands)	2022	2021
Open Marketplace transactions	$324,008	$469,670
Percentage of total Transaction Value	57.0%	60.7%
Private Marketplace transactions	244,592	304,410
Percentage of total Transaction Value	43.0%	39.3%
Total Transaction Value	$568,600	$774,080

Q3 2022

The following table presents Transaction Value by vertical for the three months ended September 30, 2022 and 2021:

	Three Months Ended September 30,
(in thousands)	2022	2021
Property & Casualty insurance	$83,165	$175,375
Percentage of total Transaction Value	56.7%	68.8%
Health insurance	46,190	48,692
Percentage of total Transaction Value	31.5%	19.1%
Life insurance	11,580	13,361
Percentage of total Transaction Value	7.9%	5.2%
Other	5,782	17,662
Percentage of total Transaction Value	3.9%	6.9%
Total Transaction Value	$146,717	$255,090
The following table presents Transaction Value by vertical for the nine months ended September 30, 2022 and 2021:

	Nine Months Ended September 30,
(in thousands)	2022	2021
Property & Casualty insurance	$343,179	$535,448
Percentage of total Transaction Value	60.4%	69.2%
Health insurance	152,839	146,275
Percentage of total Transaction Value	26.9%	18.9%
Life insurance	36,438	41,736
Percentage of total Transaction Value	6.4%	5.4%
Other	36,144	50,621
Percentage of total Transaction Value	6.4%	6.5%
Total Transaction Value	$568,600	$774,080

Q3 2022

Contribution and Contribution Margin
We define “Contribution” as revenue less revenue share payments and online advertising costs, or, as reported in our consolidated statements of operations, revenue less cost of revenue (i.e., gross profit), as adjusted to exclude the following items from cost of revenue: equity-based compensation; salaries, wages, and related costs; internet and hosting costs; amortization; depreciation; other services; and merchant-related fees. We define “Contribution Margin” as Contribution expressed as a percentage of revenue for the same period. Contribution and Contribution Margin are non-GAAP financial measures that we present to supplement the financial information we present on a GAAP basis. We use Contribution and Contribution Margin to measure the return on our relationships with our supply partners (excluding certain fixed costs), the financial return on and efficacy of our online advertising costs to drive consumers to our proprietary websites, and our operating leverage. We do not use Contribution and Contribution Margin as measures of overall profitability. We present Contribution and Contribution Margin because they are used by our management and board of directors to manage our operating performance, including evaluating our operational performance against budget and assessing our overall operating efficiency and operating leverage. For example, if Contribution increases and our headcount costs and other operating expenses remain steady, our Adjusted EBITDA and operating leverage increase. If Contribution Margin decreases, we may choose to re-evaluate and re-negotiate our revenue share agreements with our supply partners, to make optimization and pricing changes with respect to our bids for keywords from primary traffic acquisition sources, or to change our overall cost structure with respect to headcount, fixed costs and other costs. Other companies may calculate Contribution and Contribution Margin differently than we do. Contribution and Contribution Margin have their limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results presented in accordance with GAAP.
The following table reconciles Contribution with gross profit, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended September 30, 2022 and 2021:

	Three Months Ended September 30,
(in thousands)	2022	2021
Revenue	$89,017	$152,749
Less cost of revenue	(76,343)	(128,081)
Gross profit	$12,674	$24,668
Adjusted to exclude the following (as related to cost of revenue):
Equity-based compensation	999	447
Salaries, wages, and related	989	501
Internet and hosting	126	105
Other expenses	189	104
Depreciation	12	7
Other services	492	300
Merchant-related fees	40	56
Contribution	$15,521	$26,188
Gross margin	14.2%	16.1%
Contribution Margin	17.4%	17.1%
The following table reconciles Contribution with gross profit, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the nine months ended September 30, 2022 and 2021:

	Nine Months Ended September 30,
(in thousands)	2022	2021
Revenue	$335,065	$483,690
Less cost of revenue	(285,149)	(407,566)
Gross profit	$49,916	$76,124
Adjusted to exclude the following (as related to cost of revenue):
Equity-based compensation	2,637	1,289
Salaries, wages, and related	2,679	1,523
Internet and hosting	349	315
Other expenses	531	323
Depreciation	30	22
Other services	1,598	847
Merchant-related fees	99	286
Contribution	$57,839	$80,729
Gross margin	14.9%	15.7%
Contribution Margin	17.3%	16.7%

Q3 2022

Consumer Referrals
We define “Consumer Referral” as any consumer click, call or lead purchased by a buyer on our platform. Click revenue is recognized on a pay-per-click basis and revenue is earned and recognized when a consumer clicks on a listed buyer’s advertisement that is presented subsequent to the consumer’s search (e.g., auto insurance quote search or health insurance quote search). Call revenue is earned and recognized when a consumer transfers to a buyer and remains engaged for a requisite duration of time, as specified by each buyer. Lead revenue is recognized when we deliver data leads to buyers. Data leads are generated either through insurance carriers, insurance-focused research destination websites or other financial websites that make the data leads available for purchase through our platform, or when consumers complete a full quote request on our proprietary websites. Delivery occurs at the time of lead transfer. The data we generate from each Consumer Referral feeds into our analytics model to generate conversion probabilities for each unique consumer, enabling discovery of predicted return and cost per sale across the platform and helping us to improve our platform technology. We monitor the number of Consumer Referrals on our platform in order to measure Transaction Value, revenue and overall business performance across our verticals and platform models.

The following table presents the percentages of total Transaction Value generated from clicks, calls and leads for the three months ended September 30, 2022 and 2021:

	Three Months Ended September 30,
	2022	2021
Clicks	76.7%	80.1%
Calls	15.1%	8.4%
Leads	8.2%	11.6%
The following table presents the percentages of total Transaction Value generated from clicks, calls and leads for the nine months ended September 30, 2022 and 2021:

	Nine Months Ended September 30,
	2022	2021
Clicks	77.9%	81.4%
Calls	12.7%	7.7%
Leads	9.4%	10.9%

Adjusted EBITDA
We define “Adjusted EBITDA” as net income excluding interest expense, income tax benefit (expense), depreciation expense on property and equipment, amortization of intangible assets, as well as equity-based compensation expense and certain other adjustments as listed in the table below. We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA is a non-GAAP financial measure that we present to supplement the financial information we present on a GAAP basis. We monitor and present Adjusted EBITDA because it is a key measure used by our management to understand and evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in the calculations of Adjusted EBITDA. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. In addition, presenting Adjusted EBITDA provides investors with a metric to evaluate the capital efficiency of our business.
Adjusted EBITDA is not presented in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures presented in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. These limitations include the fact that Adjusted EBITDA excludes interest expense on debt, income tax benefit (expense), equity-based compensation expense, depreciation and amortization, and certain other adjustments that we consider useful information to investors and others in understanding and evaluating our operating results. In addition, other companies may use other measures to evaluate their performance, including different definitions of “Adjusted EBITDA,” which could reduce the usefulness of our Adjusted EBITDA as a tool for comparison.

Q3 2022

The following table reconciles Adjusted EBITDA with net (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended September 30, 2022 and 2021.

	Three Months Ended September 30,
(in thousands)	2022	2021
Net (loss)	$(21,226)	$(4,271)
Equity-based compensation expense	14,600	11,198
Interest expense	2,593	1,765
Income tax (benefit) expense	(544)	2,125
Depreciation expense on property and equipment	98	99
Amortization of intangible assets	1,704	746
Transaction expenses(1)	106	1,152
Employee-related costs(2)	—	270
SOX implementation costs(3)	—	348
Fair value adjustment to contingent consideration(4)	(3,746)	—
Impairment of cost method investment	8,594	—
Settlement costs(5)	—	800
Changes in TRA related liability(6)	13	(448)
Changes in Tax Indemnification Receivable(7)	(15)	—
Settlement of federal and state income tax refunds(8)	—	—
Adjusted EBITDA	$2,177	$13,784
The following table reconciles Adjusted EBITDA with net (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, for the nine months ended September 30, 2022 and 2021.

	Nine Months Ended September 30,
(in thousands)	2022	2021
Net (loss)	$(44,096)	$(4,494)
Equity-based compensation expense	44,216	33,321
Interest expense	5,908	6,303
Income tax expense	1,210	1,636
Depreciation expense on property and equipment	295	272
Amortization of intangible assets	4,064	2,238
Transaction expenses(1)	636	3,883
Employee-related costs(2)	—	619
SOX implementation costs(3)	110	797
Fair value adjustment to contingent consideration(4)	(6,591)	—
Impairment of cost method investment	8,594	—
Settlement costs(5)	—	800
Changes in TRA related liability(6)	(577)	(604)
Changes in Tax Indemnification Receivable(7)	(44)	147
Settlement of federal and state income tax refunds(8)	92	—
Adjusted EBITDA	$13,817	$44,918
(1)Transaction expenses consist of $0.1 million and $0.6 million of legal, accounting and other consulting fees incurred by us for the three and nine months ended September 30, 2022, respectively, in connection with the acquisition of CHT. For the three and nine months ended September 30, 2021, transaction expenses consist of $1.2 million and $3.9 million for legal, accounting, and other consulting fees in connection with the Secondary Offering and other registration statements, and the refinancing of our 2020 Credit Facilities, respectively.
(2)Employee-related costs include $0.3 million and $0.5 million of expenses incurred by us for the three and nine months ended September 30, 2021, respectively, for amounts payable to recruiting firms in connection with the hiring of certain executive officers to support our operation as a publicly-reporting company.
(3)SOX implementation costs consist of $0 and $0.1 million of expenses incurred by us for the three and nine months ended September 30, 2022, respectively, and $0.3 million and $0.8 million of expenses for the three and nine months ended September 30, 2021, respectively, for third-party consultants to assist us with the development, implementation, and documentation of new and enhanced internal controls and processes for compliance with SOX Section 404(b) for 2021.

Q3 2022

(4)Fair value adjustment to contingent consideration consists of $3.7 million and $6.6 million of gain for the three and nine months ended September 30, 2022, respectively, in connection with the remeasurement of the contingent consideration for the acquisition of CHT as of September 30, 2022.
(5)Settlement costs include $0.8 million of expenses incurred by us for the three and nine months ended September 30, 2021, to settle certain claims made by the Attorney General's Office of the State of Washington.
(6)Changes in TRA related liability consist of immaterial expenses and $0.6 million of income for the three and nine months ended September 30, 2022, respectively, and $0.4 million and $0.6 million of income for the three and nine months ended September 30, 2021, respectively, due to a change in the estimated future state tax benefits and other changes in the estimate resulting in reductions of the TRA liability.
(7)Changes in Tax Indemnification Receivable consists of immaterial income incurred by us for the three and nine months ended September 30, 2022, and $0.1 million of expenses incurred by us for the nine months ended September 30, 2021, related to a reduction in the tax indemnification receivable recorded in connection with the Reorganization Transactions. The reduction also resulted in a benefit of the same amount which has been recorded within income tax (benefit) expense.
(8)Settlement of federal and state tax refunds consist of $0 and $0.1 million of expense incurred by us for the three and nine months ended September 30, 2022, respectively, related to a payment to White Mountains for state tax refunds for the period prior to the Reorganization Transaction related to 2020 tax returns. The settlement also resulted in a benefit of the same amount which has been recorded within income tax (benefit) expense.

Q3 2022

Forward-Looking Statements
This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding our expectation of a pullback in marketing spend by P&C carriers during the fourth quarter of 2022; our expectation of a resumption of growth in marketing investment by P&C carriers when their underwriting profitability resumes; our expectation that we will outgrow our peers coming out of the current downturn and beyond; our expectation that revenue from our Health vertical will be down slightly in the fourth quarter of 2022; our expectation that we will generate positive free cash flow and have significant headroom relative to our debt covenants in the fourth quarter of 2022; our belief in our growth prospects as the cyclical recovery in the P&C insurance industry occurs and the secular shift to online shopping across our insurance verticals continues; and our financial outlook for the fourth quarter of 2022. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including those more fully described in MediaAlpha’s filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K filed on February 28, 2022. These factors should not be construed as exhaustive. MediaAlpha disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this shareholder letter.

Q3 2022